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                                                                    Exhibit 99.1

[POLYONE(R) LOGO]


                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


            POLYONE REDUCES EARNINGS OUTLOOK FOR FOURTH-QUARTER 2002

       - NORTH AMERICAN DEMAND DETERIORATES MORE RAPIDLY THAN ANTICIPATED
       - COMPANY OUTLINES STEPS TO REALIGN AND REDUCE COSTS
       - SUBSTANTIAL DEBT REDUCTION TARGETED
       - CONFERENCE CALL SET FOR 10 A.M. DECEMBER 18


CLEVELAND -- December 17, 2002 -- PolyOne Corporation (NYSE: POL), a leading global polymer services company, announced today that it expects to report a net loss before special items of between $16 million and $20 million for fourth-quarter 2002, based on October and November financial results and the projection for December. This estimate equates to a loss before special items of $0.17 to $0.22 per share.

For the quarter, special items are expected to include restructuring cost from previous announcements and the recently announced sale of the So.F.teR S.p.A. joint venture. These special items are projected to increase the net loss by approximately $0.01 to $0.02 per share.

"We anticipated a seasonally weak fourth quarter in 2002, but the decline in our North American sales and in U.S. industrial production overall has been worse than expected," said Thomas A. Waltermire, PolyOne chairman and chief executive officer. "The decline has been broad-based across our industrial market segments. In particular, we experienced slowing from automotive and construction applications."

THIRD-QUARTER SLOWDOWN PERSISTS

On October 30, 2002, PolyOne stated that it expected revenues to decline from third-quarter to fourth-quarter 2002, but less steeply than the 11 percent drop experienced in 2001. The Company also said it anticipated that fourth-quarter 2002 revenues would increase compared with fourth-quarter 2001. It now appears that revenues for fourth-quarter 2002 should decline approximately 12 percent from third-quarter 2002 and should approximate fourth-quarter 2001 revenues of $589.9 million.

Most of the anticipated shortfall is attributable to slower-than-expected demand in PolyOne's North American Plastic Compounds and Colors (PCC) business group. The forecast for North American PCC shows sales in fourth-quarter 2002 declining 12 to 14 percent from third-quarter 2002 levels. Customers in most PCC markets are driving inventories lower in response to both slowing demand and a focus on improving their year-end working capital positions.



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Historically, Company sales trends have correlated closely with the U.S.
Industrial Production Index (less the high-tech component). The index started declining in third-quarter 2002, has continued to fall in the fourth quarter and is likely to end the year near fourth-quarter 2001 levels.

In its third-quarter outlook commentary, PolyOne stated that the Resin & Intermediates equity contribution could decline between $9 million and $11 million in fourth-quarter 2002 compared with third-quarter 2002. It now appears that the reduction should be between $10 million and $13 million. This revised outlook is due primarily to lower polyvinyl chloride (PVC) resin shipments and market selling prices and lower-than-anticipated market price increases for caustic soda. Average quarterly market selling prices for PVC could decline between 2 cents and 3 cents per pound in the fourth quarter compared with the average for the third quarter of 2002.

PolyOne has made steady progress during the fourth quarter to reach its commercial working capital targets through inventory reduction. The Company anticipates reducing its commercial working capital by at least $70 million by the end of the fourth quarter compared with the end of the third quarter.

PolyOne forecasts that sales in its North American PCC unit should decline from 4 percent to 5 percent in fourth-quarter 2002 compared with fourth-quarter 2001. The Company further projects that PCC shipments will decline from 1 percent to 3 percent in fourth-quarter 2002 compared with fourth-quarter 2001. This decline will more than offset anticipated year-over-year revenue improvements from the International and Formulators units and the Distribution segment, although they, too, are experiencing normal seasonal slowdowns.

Comparing the anticipated fourth-quarter 2002 performance with third-quarter 2002 results, lower volumes will contribute at least $30 million to the operating income change. Additionally, unfavorable changes in high-leverage variables will lower earnings from the Resin and Intermediates segment by slightly less than $10 million.

Comparing the anticipated fourth-quarter 2002 performance with fourth-quarter 2001 results, approximately $17 million of the forecasted lower operating earnings will be due to variable margin compression as a result of higher chlor/vinyl chain costs and slightly lower compound selling prices in PolyOne's operating businesses.

COMPANY CHARTS ACTIONS TO RETURN TO PROFITABILITY

"Simply put, this performance cannot be allowed to continue. It calls for immediate action," said Waltermire. "While we have made tremendous progress in reducing costs and realigning our North American asset base, our financial results demand both short- and long-term solutions to return us to acceptable profit levels, improve our balance sheet and strengthen our position within our markets. Our management team, united in this commitment with our Board of Directors, will take the necessary actions to accomplish this task swiftly."

During third-quarter 2002, PolyOne's management team initiated a thorough assessment of the Company's business platforms, its overall cost structure, the effectiveness of its approach to customers and its debt level. As a result of this work, the Company will act on a number of significant recommendations in each of these areas:

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     -    The Company has targeted a reduction of $200 million to $300 million in its overall debt level. To this end, management is assessing alternatives for non-strategic assets.

     - Effective with the first quarter of 2003, PolyOne will not pay out a dividend until its balance sheet and operating income performance improve. In the past, PolyOne declared a $0.0625 per share (approximately $6 million) quarterly dividend.

     - The Company will limit capital spending to approximately $50 million in 2003 versus approximately $75 million in 2002.

     - Management intends to reduce its selling, general and administrative (SG&A) costs to less than 10 percent of sales. The forecast shows that in 2002, SG&A costs will be about 12 percent of sales.

     - To ensure that PolyOne's go-to-market strategy is targeting the appropriate customer base and is cost effective, management is reassessing its commercial organization. Already, the North American Plastic Compounds and Colors unit has taken steps to realign into three product-focused platforms: vinyl, engineered materials and color.

     - A salary freeze for U.S. employees, started in 2002, will continue into 2003 until a clear recovery in the Company's profitability becomes evident.

     - The Company is reviewing ways to reduce the cost of various U.S. employee benefit programs.

By the end of January 2003, PolyOne will provide additional information, including financial details, on the anticipated impact of these actions. The Company has adopted an aggressive schedule to implement these changes as early as feasible in the new year.

CONFERENCE CALL

PolyOne will host an analyst conference call at 10 a.m. Eastern time on Wednesday, December 18, 2002. The conference call number is 888-489-0038 or 706-643-1611 (international), conference topic: PolyOne 4Q Outlook Earnings Call. The call will be broadcast live and then via replay for two weeks on the Company's Web site: www.polyone.com.

ABOUT POLYONE

PolyOne Corporation, with revenues approximating $2.6 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:  Dennis Cocco
                                   Chief Investor &
                                   Communications Officer
                                   216.589.4018

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FORWARD-LOOKING STATEMENTS

In this release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective changes in raw material costs or product pricing or product demand, future performance or results of current and anticipated market conditions and market strategies, sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company's strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets;
(5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services that strategically fit the Company's businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; and (14) an inability to comply with any environmental laws and regulations; (15) a delay or inability to achieve divestitures necessary to achieve targeted debt levels.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #1202)